QKL Stores Inc. Announces Fourth Quarter and Full Year 2011 Financial Results

Daqing, China, April 9, 2012 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China, today announced its financial results for the quarter ended December 31, 2011.

Mr. Zhuangyi Wang, Chairman and CEO, said, “In the fourth quarter, we were more active with the level of promotional activities among our existing stores opened at least one year in order to strengthen our competitive position. Our 35 older stores that have been operating for more than one year have outperformed our younger stores as many of our new store locations are in new smaller markets which typically take longer to ramp up sales and profit. We believe our product quality, assortment and value can result in improved performance over time.”

“During the fourth quarter, we opened up one new store, a 2,400 sq. meter supermarket in Daqing City, Heilongjiang province. We successfully opened 14 new stores in 2011 bringing our store total to 54 locations, comprised of 34 supermarkets, 16 hypermarkets and 4 department stores. We opened a 9,000 sq. meter distribution center in the Liaoning province in the fourth quarter and now have 3 distribution centers situated in the Heilongjiang and Liaoning provinces to better support our growing base of stores.”

As we advance into 2012, we plan to slow down the pace of our new store openings. Currently, we expect to open five new supermarket or hypermarket stores this year. We maintain confidence in our strategy of strengthening our store presence in Tier 4 & 5 cities in northeastern China as well as in our core region of operation around Daqing where the majority of our older stores are based.”

Fourth Quarter 2011 Financial Results

Revenue in the fourth quarter of 2011 increased 20.9% to $103.7 million from $85.8 million in the fourth quarter of 2010. Revenue performance reflected the growth of 35 comparable stores, which are stores that have been open for at least one year before the beginning of the comparison period, or by October 1, 2010, as well as sales from the opening of 19 new stores since October 1, 2010. Same-store sales were approximately $83.5 million in the fourth quarter of 2011, an increase of 9.2% from $76.5 million in the fourth quarter of 2010.The 19 new stores opened since October 1, 2010 generated approximately $20.2 million in the fourth quarter of 2011.

Gross profit increased 9.1% year over year to $16.8 million, compared to $15.4 million in the prior year period. Gross profit as a percentage of revenue for the fourth quarter of 2011 was 16.2%, compared to 18.0% for the fourth quarter of 2010. The decrease in gross profit percentage was primarily attributable to increased competition and the low profit margin in our new stores.

Operating expenses increased 172.4% to $34.6 million compared to $12.7 million in the prior year period. This was primarily a result of the impairment charge on goodwill of $19.2 million.

Excluding the non cash impairment charge on goodwill, operating expenses increased 21.3% to $15.4 million compared to $12.7 million in the prior year period. This was primarily a result of additional salary, rent and utility expenses, the hiring of more employees, and other operating costs related to the Company’s increased store count over the past year.

Excluding the non cash impairment charge on goodwill, operating income was $1.4 million, or 1.4% of sales, from $2.8 million, or 3.2% of total sales, in the fourth quarter of 2010.

Fourth quarter 2011 net loss was approximately $(18.3) million, or $(0.60) per diluted share, compared with net income of $2.4 million, or $0.06 per diluted share, for the same period in 2010. Excluding the non cash impairment charge on goodwill and changes in the fair value of warrants, adjusted net income for the three months ended December 31, 2011 was $0.9 million, or $0.03 per diluted share, compared to $2.4 million, or $0.06 per diluted share, in the period prior year.

As of December 31, 2011, the Company had $9.0 million in unrestricted cash and $11.0 million in short term bank loans, compared to $17.5 million as of December 31, 2010 and no debt or bank loans.

As of December 31, 2011, the Company operated 54 stores totaling 324,400 sq. meters compared to 43 stores totaling 205,976 sq. meters in the prior year period. The Company opened 1 new store location in the fourth quarter of 2011.

Full Year 2011 Financial Results

Net sales increased by $72.1 million, or 24.2%, to $370.5 million for fiscal 2011 from $298.4 million for fiscal 2010. Thirty-three comparable stores opened for at least one year before the beginning of the comparison period, or by January 1, 2010, generated approximately $298.7 million in sales in 2011, a 9.2% increase compared to $273.5 million in sales in 2010. New store sales increased, reflecting the opening of 21 new stores since January 1, 2010. Fourteen stores opened in 2011 generating approximately $38.4 million for fiscal 2011, and seven stores opened in 2010 generating approximately $26.9 million for fiscal 2011.

Gross profit increased by $10.8 million, or 20.4%, to $63.7 million, or 17.2% of net sales, in fiscal 2011 from $52.9 million, or 17.7% of net sales, in fiscal 2010. The change in gross profit was primarily attributable to net sales increased by $71.7 million in 2011 compared to 2010.

Selling expenses increased by $19.4 million, or 60.1%, to $51.7 million, or 14.0% of net sales, in fiscal 2011 from $32.3 million, or 10.8% of net sales, in fiscal 2010. The change in selling expense was mainly due to increase in labor costs, depreciation, rent expense, and utilities and other operating costs for fiscal 2011 compared with fiscal 2010 primarily due to support of an increase in store count. In particular, labor costs increased by $11.0 million or 101.9%, to $21.8 million in fiscal 2011 from $10.8 million in fiscal 2010. Depreciation increased by $2.2 million, or 64.7%, to $5.6 million in fiscal 2011 from $3.4 million in fiscal 2010. Rent expenses increased by $4.5 million, or 112.5%, to $8.5 million in fiscal 2011 from $4.0 million in fiscal 2010. Utilities increased by $2.9 million, or 65.9%, to $7.3 million in fiscal 2011 from $4.4 million in fiscal 2010.

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General and administrative expenses increased by $0.3 million to $8.5 million, or 2.3% of net sales, in fiscal 2011 from $8.2 million, or 2.7% of net sales, in fiscal 2010. The increase was not material and was mainly due to the appreciation of Chinese Renminbi.

Net loss in fiscal 2011 was $(16.6) million compared with net income of $17.4 million in fiscal 2010. Excluding the impairment of goodwill and changes in the fair value of warrants, adjusted net income for fiscal 2011 decreased 72.7% to $2.6 million, or $0.07 per diluted share, from $9.6 million, or $0.24 per diluted share for fiscal 2010.

The number of weighted average shares outstanding used in the computation of diluted EPS decreased 24.1% to 30.5 million in fiscal 2011 from 40.2 million in fiscal 2010.

Restatement of EPS Results for the Year Ended December 31, 2010 and First Two Quarters of 2011

The Company also announced that it has restated its financial statements for the year ended December 31, 2010, the three months ended March 31, 2011 and the three and six months ended June 30, 2011 due to issues raised by the Staff of the SEC in a series of comment letters regarding the Company’s Annual Report and Quarterly Reports filed during 2011 relating to the calculation of earnings per share in the financial statements and related notes. The Company originally filed an 8-K related to this restatement with the SEC on February 23, 2012. These restatements have no financial impact on the company’s historically reported revenue or net income for the preceding financial reporting periods.

The reason for the conclusion regarding the restatement of the aforementioned audited statements is that the Company should have calculated earnings per share in accordance with ASC 260, Earnings Per Share, which requires presentation of earnings per share using the two class method when a company has securities that participate in common stock dividends. Therefore, the Company’s issued and outstanding convertible preferred stock, which participates in dividends of the Company on the same basis as holders of the Company’s common stock, should have been but was not included in the calculation of basic earnings per share using the two class method.

The Company’s authorized officers and the Audit Committee have discussed the foregoing matters with the Company’s former and current independent registered public accounting firms, BDO China Shu Lun Pan Certified Public Accountants LLP and Albert Wong & Co LLP. The Board of Directors has authorized and directed that the officers of the Company take the appropriate and necessary actions to restate the Annual Report on Form 10-K for the year ended December 31, 2010 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011.

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A summary of the matters requiring restatement, which impacts fiscal quarters ended December 31, 2010, March 31, 2011 and June 30, 2011, is as follows:

  The estimated impact of the restatement for the full year 2010 resulted in a decrease in basic earnings per share from $0.59 to $0.47 and a decrease in diluted earnings per share from $0.44 to $0.24.

  The estimated impact of the restatement for the three months ended March 31, 2011 resulted in a decrease in basic earnings per share from $0.09 to $0.07. There was no change to diluted earnings per share for the period ended March 31, 2011.

  The estimated impact of the restatement for the three months ended June 30, 2011 resulted in a decrease in basic earnings per share from $0.07 to $0.06. There was no change to diluted earnings per share for the period ended June 30, 2011.

  The estimated impact of the restatement for the six months ended June 30, 2011 resulted in a decrease in basic earnings per share from $0.09 to $0.07. There was no change to diluted earnings per share for the six month period ended June 30, 2011.

Further information concerning the restatement is detailed in the Company's Current Reports on Form 8-K filed with the SEC on February 23, 2012.

Conference Call

The Company will conduct a conference call to discuss its fourth quarter and full year 2011 results on Monday, April 9, 2012 at 8:30 am ET. Listeners may access the call by dialing #1-719-325-4926. To listen to the live webcast of the event, please go to http://www.viavid.net. Listeners may access the call replay, which will be available through April 16th, by dialing #1-858-384-5517; conference ID: 6431584.

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

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Contact Information

QKL Stores, Inc. In China:	ICR, Inc. In U.S.:
Mike Li, Investor Relations	Bill Zima
+86-186-6228-1788	+1-203-682-8233

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(Financial Tables on Following Pages)

QKL STORES INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2011	December 31, 2010

ASSETS
Cash	$9,037,550	$17,460,034
Restricted cash	253	77,205
Accounts receivable	115,163	167,509
Inventories	54,336,501	44,467,265
Other receivables	11,991,134	28,236,397
Prepaid expenses	6,085,379	5,088,825
Advances to suppliers	10,160,552	3,740,327
Deferred income tax assets	2,972,570	508,617

Total current assets	94,699,102	99,746,179
Property, plant equipment, net	43,042,136	24,792,149
Land use rights, net	748,410	748,533
Goodwill	26,346,942	43,863,929
Other assets	520,559	467,927

Total assets	$165,357,149	$169,618,717

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short term bank loans	10,998,162	-
Accounts payable	28,417,894	38,944,917
Cash card and coupon liabilities	16,024,437	10,814,546
Customer deposits received	931,604	1,495,059
Accrued expenses and other payables	14,328,656	9,883,282
Income taxes payable	227,016	2,365,931

Total current liabilities	70,927,769	63,503,735
Warrant liabilities	-	-

Total liabilities	70,927,769	63,503,735

Commitments and contingencies	-	-

Shareholders’ equity
Common stock, $.001 par value per share, authorized 100,000,000, shares, issued and outstanding 31,344,590 and 29,743,811 at December 31, 2011 and December 31, 2010, respectively	31,345	29,744
Series A convertible preferred stock, par value $0.01, 10,000,000 shares authorized, 5,694,549 and 7,295,328 shares outstanding at December 31, 2011 and December 31, 2010, respectively	56,945	72,953
Additional paid-in capital	91,589,634	90,710,619
Retained earnings – appropriated	7,282,560	6,012,675
Retained earnings	(15,758,416)	2,094,850
Accumulated other comprehensive income	11,227,312	7,194,141

Total shareholders’ equity	94,429,380	106,114,982

Total liabilities and shareholders’ equity	$165,357,149	$169,618,717

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QKL STORES INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Years Ended December 31,
	2011	2010

Net sales	$370,500,420	$298,399,394
Cost of sales	306,770,553	245,548,576
Gross profit	63,729,867	52,850,818

Operating expenses:
Selling expenses	51,651,713	32,348,721
General and administrative expenses	8,543,023	8,151,742
Impairment of goodwill	19,219,870	-
Total operating expenses	79,414,606	40,500,463

(Loss) income from operations	(15,684,739)	12,350,355

Non-operating income(expense):
Decrease in fair value of warrants		7,801,649
Interest income	676,186	670,245
Interest expense	(121,425	(10,469
Total non-operating (loss) income	554,761	8,461,425

(Loss) income before income tax	(15,129,978	20,811,780

Income taxes	1,453,403	3,381,216

Net (loss) income	$(16,583,381	$17,430,564

Basic (loss) earnings per share of common stock	$(0.54)	$0.47
Diluted (loss) earnings per share	$(0.54)	$0.24

Weighted average shares used in calculating net income per ordinary share – basic	30,499,855	29,670,468

Weighted average shares used in calculating net income per ordinary share – diluted	30,499,855	40,170,511

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QKL STORES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$(16,583,381)	$17,430,564
Depreciation-property, plant and equipment	6,065,858	4,858,011
Amortization	28,693	28,294
Deferred income tax	(2,403,124)	(77,850)
Loss on disposal of property, plant and equipment	27,310	180,304
Share-based compensation	864,608	1,014,755
Impairment of goodwill	19,219,870	-
Change in fair value of warrants	-	(7,801,649)
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable	58,849	125,240
Inventories	(8,142,931)	(19,009,023)
Other receivables	17,341,478	(13,821,470)
Prepaid expenses	(833,463)	(2,038,694)
Advances to suppliers	(6,275,018)	(2,043,610)
Accounts payable	(12,038,941)	8,791,436
Cash card and coupon liabilities	4,790,050	2,853,026
Customer deposits received	(621,496)	(2,487,840)
Accrued expenses and other payables	4,069,493	1,748,832
Income taxes payable	(2,230,766)	1,175,844
Net cash (used in) provided by operating activities	3,337,089	(9,073,830)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(23,640,152)	(8,618,288)
Acquisition of business, net	-	(23,984,428)
Refund of office building purchase	-	11,343,373
Sales proceeds of fixed assets disposal	155,310	11,533
Decrease of restricted cash	76,952	104,631
Net cash used in investing activities	(23,407,890)	(21,143,179)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank borrowings	10,998,162	-
Net cash provided by financing activities	10,998,162	-

Net increase in cash	(9,072,639)	(30,217,009)

Effect of foreign currency translation	650,155	1,764,245

Cash at beginning of period	17,460,034	45,912,798
Cash at end of period	$9,037,550	$17,460,034

Supplemental disclosures of cash flow information:
Interest paid	121,425	10,469
Income taxes paid	$5,995,442	$2,260,343

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